Exhibit 3.1.5

ARTICLES OF AMENDMENT

OF

DUKE ENERGY CORPORATION

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation:

1. The name of the corporation is Duke Energy Corporation.

2. The following amendments to the Restated Articles of Incorporation of the corporation were adopted by the holders of its Common Stock on the 12th day of May, 2005, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

Paragraphs (b) and (d) of Article VIII of the Restated Articles of Incorporation of the corporation were amended to read as follows:

(b) Termination of Classification. The directors, other than those who may be elected by the holders of any class of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, shall be classified, until the annual meeting of shareholders to be held in 2006, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the Corporation, one class (Class I) to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1992, another class (Class II) to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1993, and another class (Class III) to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1994, with each class to hold office until its successor is elected and qualified. At each annual meeting of the shareholders of the Corporation, until the annual meeting of shareholders to be held in 2006, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2006 annual meeting of shareholders of the Corporation shall expire at such time. At each annual meeting of shareholders beginning with the 2006 annual meeting of shareholders of the Corporation, the directors shall not be classified, and the directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, shall be elected by the holders of voting stock and shall hold office until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d) Newly created directorships; vacancies. Except as may be otherwise provided for or fixed by or pursuant to the provisions of these Articles of

Incorporation, as amended from time to time, relating to the rights of the holders of any class of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Only shares of Common Stock of the corporation were entitled to vote with respect to the amendment. The number of such shares of the corporation outstanding at the time of such adoption was 925,831,584; the number of votes entitled to be cast thereon was 957,948,926; and the number of votes indisputably represented at the meeting of shareholders was 810,024,595. The total number of undisputed votes cast for such amendment was sufficient for approval of the respective amendment, as required by Chapter 55 of the General Statues of North Carolina.

This the 13th day of May, 2005.

DUKE ENERGY CORPORATION

By:	/s/ Edward M. Marsh, Jr.
Edward M. Marsh, Jr.
Deputy General Counsel
and Assistant Secretary